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                                                               EXHIBIT (a)(2)(i)

                                     [LOGO]

                                January 23, 2002

Dear Stockholders:

     I am pleased to inform you that, on January 7, 2002, Arguss and Dycom Industries, Inc. entered into a merger agreement pursuant to which a subsidiary of Dycom is today commencing an offer to exchange 0.3333 shares of Dycom common stock for each outstanding share of Arguss common stock. The offer is conditioned upon, among things, there being validly tendered and not withdrawn at least a majority of the shares of Arguss common stock determined on a fully diluted basis, antitrust clearance having been obtained, and no material adverse change to Arguss having occurred. If the conditions to the offer are either satisfied or waived, Dycom's subsidiary will purchase all shares of Arguss common stock validly tendered, and afterwards the subsidiary will merge into Arguss. In the merger, each share of Arguss common stock not tendered into the offer will be converted into 0.3333 shares of Dycom common stock.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF ARGUSS AND ITS STOCKHOLDERS, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT THERETO.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors referred to in the attached Schedule 14D-9 (that is being filed today with the Securities and Exchange Commission). Accompanying this letter, in addition to the attached Schedule 14D-9, is Dycom's preliminary prospectus, together with related materials, including a letter of transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the exchange offer and provide instructions as to how to tender your shares. We urge you to read the enclosed materials carefully.

     On behalf of the management and the Board of Directors of Arguss, we thank you for your support.

                                          Sincerely,

                                          /s/ Rainer H. Bosselmann
                                                   Rainer H. Bosselmann
                                           Chairman and Chief Executive Officer